EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD PRODUCTION IN FIRST QUARTER FINANCIAL RESULTS

HOUSTON, May 11, 2009 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the first quarter of 2009, which included the following highlights:

Results for the First Quarter 2009  --

·	Record Production of 8.26 Bcfe, or 91,761 Mcfe/d

·	Revenue of $30.7 million, before the benefit from settled hedges

·	Net Loss of $148.3 million, or Adjusted Net Income of $13.1 million before non-cash net charges noted below

·	EBITDA, as defined below, of $41.0 million

Production volumes during the three months ended March 31, 2009 were a record 8.26 Bcfe, 30 percent higher than the first quarter of 2008 and 14% higher than fourth quarter 2008.  The increase was largely due to new production contributions from the Barnett Shale wells.  Revenues for the three months ended March 31, 2009 were $30.7 million, as compared to $53.6 million during the quarter ended March 31, 2008.  The decrease in revenues was primarily driven by lower realized natural gas prices, partially offset by increased production.  Excluding the effect from settled hedges, Carrizo’s average gas sales price decreased 55 percent to $3.63 per Mcf compared to $8.06 per Mcf for the first quarter of 2008 and the average oil sales price decreased 59 percent to $39.38 per barrel compared to $96.10 per barrel for the first quarter of 2008.  Realized prices, including the effect of settled hedges, are presented in the table below.

For the quarter ended March 31, 2009, the Company reported adjusted net income of $13.1 million, or $0.43 and $0.42 per basic and diluted share, respectively, excluding a net $161.4 million non-cash, after–tax charge, comprised of a non-cash impairment of oil and natural gas properties of $163.9 million, stock compensation expense of $2.2 million, and $0.1 million of bad debt expense, that was partially offset by a marked-to-market unrealized gain of $4.8 million on derivatives.  The Company reported a net loss of $148.3 million, or $(4.80) per basic and diluted share, for the quarter ended March 31, 2009, as compared to net loss of $5.3 million, or $(0.18) per basic and diluted share, for the same quarter during 2008.

EBITDA (earnings before interest, income tax, depreciation, amortization expenses, impairment of oil and natural gas properties and certain other items) during the first quarter of 2009 was $41.0 million, or

$1.33 and $1.32 per basic and diluted share, respectively, as compared to $38.4 million, or $1.32 and $1.30 per basic and diluted share, respectively, during the first quarter of 2008.

Lease operating expenses (excluding production taxes and transportation costs) were $6.1 million (or $0.74 per Mcfe) during the three months ended March 31, 2009 as compared to $4.9 million (or $0.77 per Mcfe) for the first quarter of 2008. The increase is largely attributable to the increased production and well count.

Transportation costs were $3.3 million (or $0.40 per Mcfe) during the three months ended March 31, 2009 as compared to $2.3 million (or $0.36 per Mcfe) for the first quarter of 2008.

Production taxes were a net benefit of $1.3 million, comprised of $0.6 million in production tax expenses on the production for the quarter and offset by a $1.9 million severance tax refund on certain wells that qualified for a tight-gas sands tax credit for prior production periods.

Depreciation, depletion and amortization expenses (“DD&A”) were $16.5 million during the three months ended March 31, 2009 ($2.00 per Mcfe) as compared to $14.1 million ($2.22 per Mcfe) during the first quarter of 2008.  The increase in DD&A expense was due primarily to increased production partially offset by a lower depletion rate primarily attributable to the fourth quarter 2009 ceiling test impairment.

General and administrative expenses (“G&A”) decreased to $4.3 million during the three months ended March 31, 2009 from $5.1 million during the same quarter of 2008 primarily due to the absence of a 2008 annual cash bonus.    Alternatively, the Company issued common stock, in lieu of cash, to pay 2008 discretionary bonuses to non-executive employees, discussed below.

Non-cash, stock-based compensation expense was $3.4 million ($2.2 million after tax) for the three months ended March 31, 2009 compared to $1.5 million ($0.9 million after tax) for the same period in 2008.  The increase was due primarily to the issuance of common stock, in lieu of cash, to pay 2008 discretionary bonuses to non-executive employees.

The significant decline in oil and natural gas prices, indicated by average prices of $3.17 per Mcf for natural gas and $51.76 per Bbl for oil on May 6, 2009, caused the discounted present value (discounted at 10 percent) of future net cash flows from proved oil and gas reserves to fall below the net book basis of the Company’s proved oil and gas properties.  This resulted in a non-cash ceiling test write-down at the end of the first quarter of 2009 of $252.2 million ($163.9 million after tax).

A $30.1 million net gain on derivatives was recorded for the first quarter of 2009 comprised of $7.5 million ($4.8 million after tax) for the unrealized marked-to-market, non-cash gain on oil and natural gas derivatives and a $22.6 million gain for settled oil and natural gas derivatives.

Interest expense and capitalized interest for the three months ended March 31, 2009 were $9.1 million and $(5.0) million, respectively, as compared to $6.5 million and $(3.7) million for the same period in 2008.  The three months ended March 31, 2009 includes approximately $3.0 million in non-cash interest expense associated with the debt discount on the Company’s senior convertible notes as prescribed by APB 14-1.  The increases are also attributable in part to higher debt balances due to the issuance of the senior convertible notes subsequent to the three months ended March 31, 2008, and partially offset by lower interest rates in the first quarter of 2009.

S.P. “Chip” Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “Production and operating results for the first quarter were in-line with our expectations as we are maintaining tight spending controls on all of our activities in this low commodity price environment.  Although the significant financial impact of the current, low commodity prices are reflected in our results, we are pleased to be able to maintain profitability and look forward to the market returning to healthier pricing levels in the future.  With a very high percentage of our 2009 production hedged at prices well above the current market, Carrizo should be able to generate sufficient cash flow to maintain our announced capital spending program.  The highlights for this quarter included the increase in our borrowing base to $290 million and the drilling and logging of our first Marcellus well, the Cowfer #1, located in Centre County, PA.  We are currently evaluating the logs and rock data collected to design the fracture stimulation.  This well represents the initial phase of our vertical well Marcellus program designed to evaluate the prospectivity of our extensive land position.  In the Barnett Shale, we have three rigs running in Tarrant County, including one on the University of Texas at Arlington campus and one drilling in the town of Pantego.”

The company will host a conference call to discuss 2009 first quarter financial results on Monday, May 11, 2009 at 10:00 AM Central Daylight Time.  To participate in the call, please dial (800) 936-4761 ten minutes before the call is scheduled to begin.  A replay of the call will be available through Monday, May 18, 2009 at (800) 633-8284.  The conference ID for the replay is 21424609.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=144877 or by visiting our website at http://www.crzo.net clicking on “Links” and then clicking on “2009 First Quarter Earnings Conference Call Webcast.”  To listen, please go to either website in time to register and install any necessary software.  The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas and in proven onshore trends along the Texas and Louisiana Gulf Coast regions.  Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.  Carrizo also controls large acreage positions in other productive shale resource plays including the Fayetteville and Marcellus.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including, future pricing levels, cash flows and maintenance of announced capital spending program and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, future ceiling test write-downs, the availability of debt and other financing, availability of capital and equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2009	2008
		(Restated)

Oil and natural gas revenues	$30,653,785	$53,560,406

Costs and expenses:
Lease operating expenses	6,080,306	4,894,718
Transportation expenses	3,279,400	2,305,561
Production tax expense (benefit)	(1,322,444)	1,191,962
Depreciation, depletion and amortization	16,543,104	14,086,621
General and administrative expenses	4,252,132	5,108,676
Accretion expense related to asset retirement obligations	71,413	57,938
Bad debt expense	221,682	(70,401)
Stock-based compensation expense	3,425,964	1,479,996
Impairment of oil and natural gas properties (1)	252,194,923	-

Total costs and expenses	284,746,480	29,055,071

Operating income (loss)	(254,092,695)	24,505,335

Mark-to-market gain (loss) on derivatives, net	7,488,827	(28,071,685)
Realized gain (loss) on derivatives, net	22,600,701	(1,743,892)
Other income and expenses, net	45,464	67,493
Interest income	5,191	148,287
Interest expense cash	(5,599,871)	(5,876,813)
Interest expense non-cash	(3,460,362)	(578,066)
Capitalized Interest	4,951,781	3,718,446

Loss before income taxes	(228,060,964)	(7,830,895)

Income tax benefit	(79,778,697)	(2,535,293)

Net loss	(148,282,267)	$(5,295,602)

ADJUSTED net income (2) (3)	13,147,665	$13,867,230

EBITDA (see table below)	41,010,556	$38,383,090

Basic and Diluted net loss per common share (4)	(4.80)	$(0.18)

ADJUSTED basic net income per common share (2) (3) (4)	0.43	$0.48

ADJUSTED diluted net income per common share (2) (3) (4)	0.42	$0.47

Basic weighted average common shares outstanding (4)	30,882,571	29,151,833

Diluted weighted average common shares outstanding (4)	31,176,452	29,627,665

______________________________
(1) Based on subsequent pricing on May 6, 2009 as permitted under current SEC guidelines. This option will no longer be permitted effective December 31, 2009 upon adoption of new oil and gas reporting requirements.

(2) Adjusted net income of $13.1 million ($0.43 and $0.42 per basic and diluted share ) for the quarter ended March 31, 2009 excludes the $161.4 million of non-cash, after-tax expenses, comprised of (1) a non-cash impairment of oil and natural gas properties of $163.9 million and (2) stock-based compensation expense of $2.2 million and (3) $0.1 million of bad debt expense, partially offset by (4) a marked-to-market unrealized gain of $4.8 million on derivatives.

(3) Adjusted net income of $13.9 million ($0.48 and $0.47 per basic and diluted share ) for the quarter ended March 31, 2008 excludes the $19.1 million of non-cash, after-tax expenses, comprised of a marked-to-market unrealized loss of $18.2 million on derivatives and stock-based compensation expense of $0.9 million.

(4) In January 2009, the Company adopted Financial Accounting Standards Board's Staff Position Emerging Issues Task Force 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities." It required retrospective presentation of all periods presented in financial statements. See the Company's Form 10-Q for the quarter ended March 31, 2009 for further explanation.

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	03/31/09	12/31/2008
	(unaudited)	(Restated) (1)
ASSETS:
Cash and cash equivalents	$3,111,460	$5,183,466
Fair value of derivative financial instruments	45,466,666	22,790,505
Other current assets	31,708,759	28,346,777
Property and equipment, net	816,175,697	1,026,508,059
Deferred income taxes	38,006,199	-
Other assets	9,818,879	25,478,104
Investments	3,181,607	3,273,910

TOTAL ASSETS	$947,469,267	$1,111,580,821

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$101,925,159	$101,664,523
Current maturities of long-term debt	172,694	172,694
Other current liabilities	15,913,334	12,085,425
Long-term debt, net of current maturities	499,786,995	475,788,267
Deferred income taxes	-	48,735,603
Other liabilities	10,187,914	7,128,050
Equity	319,483,171	466,006,259

TOTAL LIABILITIES AND EQUITY	$947,469,267	$1,111,580,821

(1) In January 2009, the Company adopted Financial Accounting Standard Board's Staff Position, APB 14-1, "Accounting for Certain Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)". This pronouncement required retrospective application for all periods in financial statement presentations. See the Company's Form 10-Q for the quarter ended March 31, 2009 for further explanation.

Income tax benefit for the three months ended March 31, 2009 and 2008 includes a $79,844,297 and $2,740,813, respectively, provision for deferred income taxes and a $65,600 and $200,539, respectively, provision for currently payable franchise taxes.

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED
Reconciliation of Net Loss to EBITDA	MARCH 31,
	2009	2008
		(Restated)

Net loss	$(148,282,267)	$(5,295,602)

Adjustments:
Depreciation, depletion and amortization	16,543,104	14,086,621
Unrealized mark-to-market (gain) loss on derivatives	(7,488,827)	28,071,685
Interest expense cash	5,599,871	5,876,813
Interest expense non-cash	3,460,362	578,066
Capitalized Interest	(4,951,781)	(3,718,446)
Interest income	(5,191)	(148,287)
Income tax benefit	(79,778,697)	(2,535,293)
Stock-based compensation expense	3,425,964	1,479,996
Bad debt expense	221,682	(70,401)
Accretion expense related to asset retirement obligations	71,413	57,938
Impairment of oil and natural gas properties	252,194,923	-

EBITDA, as defined	$41,010,556	$38,383,090

EBITDA per basic common share	$1.33	$1.32

EBITDA per diluted common share	$1.32	$1.30

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	44,049	53,020
Natural gas (Mcf)	7,994,231	6,014,465
Natural gas equivalent (Mcfe)	8,258,525	6,332,585
	90	90
	91,761	70,362

Average sales prices-

Oil and condensate (per Bbl)	$39.38	$96.10
Oil and condensate (per Bbl) - with hedge impact	$102.42	$88.63
Natural gas (per Mcf)	$3.63	$8.06
Natural gas (per Mcf) - with hedge impact	$6.11	$8.05
Natural gas equivalent (per Mcfe)	$3.72	$8.46

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